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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of Time Warner Inc. ("Time Warner") of our report dated January 28, 2004, with respect to the consolidated financial statements, schedule and supplementary information of Time Warner for the year ended December 31, 2003 included in Time Warner's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission:


1) No. 333-53564                6) No. 333-53578          11) No. 333-102787
2) No. 333-53568                7) No. 333-53580          12) No. 333-103100
3) No. 333-53572                8) No. 333-65350          13) No. 333-104134
4) No. 333-53574                9) No. 333-65692          14) No. 333-104135
5) No. 333-53576               10) No. 333-84858          15) No. 333-105384




New York, New York
March 11, 2004